Exhibit 17.1

December 23, 2005

Mr. Michael Moran, Chairman and CEO

Mr. James Spencer, CFO

The Board of Directors of Allion Healthcare, Inc.

1660 Walt Whitman Rd. Suite 105

Melville, NY 11747

Gentlemen:

This letter serves to formally bring to your attention several concerns that I have regarding the recent Board of Directors and Committee practices of Allion Healthcare, Inc.

Specifically, I would like to discuss with you the following topics:

(1)	Lack of compensation for independent directors serving on the Audit Committee commensurate with the required time, effort and liability associated with such membership;

(2)	Poor procedural practices as evidenced by the manner in which the Audit Committee chairman position was changed;

(3)	Unresponsiveness of management to director conflicts when scheduling Audit Committee meetings.

In light of the above noted concerns, please contact me prior to the close of business on January 6, 2005. If I have not heard from you by such time, I will consider a variety of next steps which may include my possible resignation from the Audit Committee and the Board of Directors.

Sincerely,

/s/ JAMES B. HOOVER
James B. Hoover

cc:	Andrew M. Herman, Esq.

Kirkland & Ellis, LLP

108 FOREST AVENUE • LOCUST VALLEY, NEW YORK 11560

T. 516-759-3339 • F. 516-759-3322 • WWW.DAUPHINCAPITAL.COM